Exhibit 99.1

For Immediate Release

Meridian Resubmits Application to FDA for Emergency Use Authorization for Revogene® SARS-CoV-2 Molecular Assay

CINCINNATI, OHIO June 28, 2021 (GLOBE NEWSWIRE) – Meridian Bioscience, Inc., a leading global provider of diagnostic testing solutions and life science raw materials, announced today that it has re-submitted its application for Emergency Use Authorization (EUA) to the U.S. Food and Drug Administration (FDA) for the company’s SARS-CoV-2 molecular diagnostic test on the Revogene® platform.

On February 22, 2021, Meridian voluntarily withdrew its EUA application in order to conduct additional studies based on guidance from the FDA. Meridian completed the additional studies and re-submitted its EUA application on Friday, June 25, 2021.

Tony Serafini-Lamanna, Executive Vice President – Diagnostics, said, “We are pleased to have completed these studies and resubmitted our EUA application. We look forward to the FDA’s review of the Revogene SARS-CoV-2 assay.”

About Meridian Bioscience, Inc.

Meridian is a fully integrated life science company that develops, manufactures, markets, and distributes a broad range of innovative diagnostic products. We are dedicated to developing and delivering better solutions that give answers with speed, accuracy, and simplicity that are redefining the possibilities of life from discovery to diagnosis. Through discovery and development, we provide critical life science raw materials used in immunological and molecular tests for human, animal, plant, and environmental applications. Through diagnosis, we provide diagnostic solutions in areas including gastrointestinal and upper respiratory infections and blood lead level testing. We build relationships and provide solutions to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers, and biotech companies in more than 70 countries around the world.

Meridian’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

Contact:

Charlie Wood

Vice President – Investor Relations

Meridian Bioscience, Inc.

Phone: +1 513.271.3700

Email: mbi@meridianbioscience.com

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